                                    EXHIBIT 99(c)
                                    -------------

                                WOODLAND BANCORP, INC.
                               AN OKLAHOMA CORPORATION

                             ---------------------------

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MARCH 11, 1994

                             ---------------------------

      The Special Meeting of Shareholders of Woodland Bancorp,
Inc. ("Woodland") will be held on March 11, 1994, at 10:00 a.m., local time, at the offices of Woodland Bank, 6701 South Memorial, Tulsa, Oklahoma 74133, for the following purpose:

           To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated
           November 6, 1993, attached as Exhibit A to the accompanying Prospectus/Proxy Statement, providing for the merger of Woodland with and into Boatmen's Oklahoma, Inc., an Oklahoma corporation and wholly owned subsidiary of Boatmen's Bancshares, Inc.

      Only the holders of common stock of Woodland of record at the close of business on January 11, 1994 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

      EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING. The prompt return of your signed proxy will help assure a quorum and aid Woodland in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                                By Order of the Board of Directors


                                Secretary

Tulsa, Oklahoma


February 7, 1994


WOODLAND SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES
UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND
INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.